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                                  Exhibit 23.2


                          [SBI E2-CAPITAL (USA), LTD.]
                                November 5, 2001

Netgateway, Inc.
754 E. Technology Avenue
Orem, Utah 84097

Dear Sirs:

      We hereby consent to the inclusion in the Registration Statement of Category 5 Technologies, Inc. on Form S-4, with respect to shares of Category 5 Technologies common stock, par value $0.001 per share, assumable to holders of common stock, par value $0.001 per share, of Netgateway, Inc. in the proposed merger of a subsidiary of Category 5 Technologies with and into Netgateway, of our opinion to the Board of Directors of Netgateway appearing as Annex B to the Proxy Statement/Prospectus which is part of the Registration Statement, and to the references to the opinion and our firm name in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                          Very truly yours,
                          SBI E2-Capital (USA), Ltd.
                          By: /s/ John Buttles
                          Vice President